Exhibit 99.1

IA GLOBAL ANNOUNCES APPOINTMENT OF MASAZUMI ISHII TO BOARD OF DIRECTORS

TAMPA, FL July 19, 2006/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) (the “Company”) announced that Masazumi Ishii was appointed to the Company’s Board of Directors (the “Board”) and Chairman of the Merger and Acquisition Committee on July 15, 2006. Mr. Ishii will serve on the Board until our Annual Meeting of Shareholders in 2007, at which time the Company anticipates that Mr. Ishii will be nominated to serve for an additional term. Mr. Ishii is founder and Managing Director of AZCA, Inc., a professional services firm based in Menlo Park, California, specializing in Japan and Asia-Pacific corporate development for high technology ventures. He has over 25 years of experience as a professional in international business and high technology. Mr. Ishii is also a Managing Director of Noventi, a venture capital firm based in Menlo Park, California. He has been an active venture investor in emerging technology companies during the past 15 years. Formerly, Mr. Ishii worked at McKinsey & Company, Inc. as a senior management consultant and at IBM as a systems engineer.

Mr. Ishii serves on the board and the advisory board of several multinational companies. He is a frequent speaker and writer on issues involving international business development in the high technology industry. He is also a visiting professor at Shizuoka University in Japan. Mr. Ishii holds a Bachelor of Engineering in mathematical engineering and instrumentation physics from the University of Tokyo and a Master of Science in computer science from Stanford University. Mr. Ishii is Managing Director of AZCA Inc. and has over twenty years experience in international business and high technology assisting companies.

The Company’s President, Mark Scott, said, “We are pleased to have Masazumi Ishii join the board of directors. He brings extensive experience in mergers and acquisitions and funding, particularly in the Japan market. ”

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the telecommunication and technology markets. We own 100% of Global Hotline, Inc., which operates call centers and is a reseller of telephone and broadband lines and medical insurance in Japan.

For further information, contact:

Mark Scott, President and CFO

IA Global Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.